Exhibit 10.12

[Date]

[Name]

[Address]

Dear [First Name],

As you are aware, Turnstone Systems, Inc. (“Turnstone”) has announced that it is exploring strategic alternatives, including a possible merger, sale and/or dissolution of Turnstone. Turnstone would appreciate your continued services during the Transition Period (as defined below), and offers you certain compensation incentives in exchange for your continued employment and agreement to execute a general release of claims, as explained further below:

Employment Terms.

(a)	The Transition Period shall be from January 9, 2003 until the earlier of (i) the termination of your employment by Turnstone without cause; (ii) the closing of a merger or sale involving a change of control of Turnstone or (ii) October 9, 2003 (the “Transition Period”).

(b)	During the Transition Period you will continue to be an at-will employee of Turnstone. Your employment relationship may be terminated at any time, for any reason, with or without cause, with or without notice, at your option or Turnstone’s option.

(c)	A retention bonus will accrue at a rate equal to 100% of your current hourly base salary (the “Retention Bonus”) for every Company business day during the Transition Period that you remain employed with Turnstone and are not on an unpaid leave of absence or unpaid time off. You shall be entitled to receive the Retention Bonus, less applicable withholdings, in a lump sum payment at the end of the Transition Period. You shall also be entitled to receive a severance payment equal to three months of your base salary, less applicable withholdings, in the event your employment is terminated without cause by Turnstone during the Transition Period.

(d)	If you terminate your employment prior to the end of the Transition Period or Turnstone terminates your employment prior to the end of the Transition period with cause, you will not receive any portion of the Retention Bonus.

Turnstone System, Inc.

2220 Central Expressway

Santa Clara, CA 95050

Tel: 408-907-1400

Fax: 408-907-1401

www.turnstone.com

(e)	As further consideration for payment to you of the Retention Bonus, you agree to execute a general release of any claims against Turnstone at the end of the Transition Period. You understand and agree that Turnstone may withhold payment of the Retention Bonus to you until after the effective date of the general release of claims.

Effective Date

You have until [Date] to accept the terms of this Agreement, although you may accept it prior to that date. Nothing in this Agreement is intended to create any rights to employment or employee benefits except as expressly set forth in this Agreement. This Agreement represents the entire agreement and understanding between you and Turnstone concerning your transitional employment with Turnstone. This Agreement may only be amended in writing by Turnstone.

To accept the Agreement, please date and sign this letter and return it to Turnstone. (An extra copy for your files is enclosed).

Turnstone appreciates your contribution in anticipation of and during the Transition Period.

Sincerely,	I have read, understand and agree to the terms set forth above.

Richard N. Tinsley President and CEO	[Name] Date

Turnstone System, Inc.

2220 Central Expressway

Santa Clara, CA 95050

Tel: 408-907-1400

Fax: 408-907-1401

www.turnstone.com